                    COMPUTATIONS OF EARNING PER COMMON SHARE

                                                           1997                                          1998
                                 ---------------------------------------------------------   ----------------------------
                                        THREE MONTHS                   SIX MONTHS                    THREE MONTHS
                                            ENDED                         ENDED                         ENDED
                                          JUNE 30,                      JUNE 30,                       JUNE 30,
                                 ---------------------------   ---------------------------   ----------------------------
                                  NET              PER SHARE    NET              PER SHARE     NET              PER SHARE
                                 INCOME   SHARES    AMOUNT     INCOME   SHARES    AMOUNT     (LOSS)    SHARES    AMOUNT
                                 ------   ------   ---------   ------   ------   ---------   -------   ------   ---------
Basic EPS
     Net Income (loss)
       Available to Common
       Shareholders............  $1,129   14,562     $0.08     $1,519   14,552     $0.10     $(2,196)  15,480    $(0.14)
                                                     =====                         =====                         ======
Effect of Dilutive Securities
     Convertible Debt..........      --       --                   --       --                    --       --
     Stock Option Plans........      --    1,024                   --    1,108                    --       --
                                 ------   ------               ------   ------               -------   ------
Dilutive EPS
     Net Income (loss)
       Available to Common
       Shareholders and
       Conversions.............  $1,129   15,586     $0.07     $1,519   15,660     $0.10     $(2,196)  15,480    $(0.14)
                                 ======   ======     =====     ======   ======     =====     =======   ======    ======

                                             1998
                                 ----------------------------
                                          SIX MONTHS
                                            ENDED
                                           JUNE 30,
                                 ----------------------------
                                   NET              PER SHARE
                                 INCOME    SHARES    AMOUNT
                                 -------   ------   ---------
Basic EPS
     Net Income (loss)
       Available to Common
       Shareholders............  $(1,897)  15,350    $(0.12)
                                                     ======
Effect of Dilutive Securities
     Convertible Debt..........       --       --
     Stock Option Plans........       --       --
                                 -------   ------
Dilutive EPS
     Net Income (loss)
       Available to Common
       Shareholders and
       Conversions.............  $(1,897)  15,350    $(0.12)
                                 =======   ======    ======

NOTE: The Company's subordinated debt, which is exchangeable into 2.8 million shares of the Company's Class A Common Stock, was outstanding during the three and six months ended June 30, 1997 and 1998, but was not included in the computation of diluted earnings per share because the effect of which would have been anti-dilutive. The Company's Option Plans for the three and six month periods ended June 30, 1998 were not included in the computation of diluted earnings per share because the effect of which would have been anti-dilutive.

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